EXHIBIT 4.1

DESCRIPTION OF SECURITIES

The following is a summary of the material terms and provisions of the securities of AXIM Biotechnologies, Inc. (“us,” “our,” “we” or the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, and certain provisions of our articles of incorporation (as amended, the “Articles of Incorporation”), and amended and restated bylaws, as amended (the “Bylaws”), that are currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, as well as to the applicable provisions of the and applicable provisions of the Nevada Revised Statutes (the “NRS”).

General

The authorized capital stock of the Company is 305,000,000 shares consisting of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Trading

Our common stock is traded on the OTC:QB under the symbol “AXIM.”

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Holders of our capital stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.

Except in the case of election of directors, when a quorum is present or represented at any meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless otherwise required by applicable law. Directors are elected by a plurality of the votes cast at any meeting of stockholders at which directors are being elected.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to dividends if declared by our Board of Directors (“Board”) out of funds legally available for payment of dividends. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Liquidation Rights

Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding shares or any class of securities having preference over the common stock, are distributable ratably among the holders of common stock and any participating class of securities having preference over the common stock at that time. Each outstanding share of common stock is fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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                Other Rights

Our common stock is not subject to conversion or redemption rights, and there are no redemption or sinking funds provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Articles of Incorporation, our Board has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock, par value of $0.0001 per share, in one or more series, without stockholder approval. Our Board is authorized to establish from time to time the number of shares to be included in each series of preferred stock, and to fix the rights, preferences and privileges of the shares of each series of preferred stock and any of its qualifications, limitations or restrictions. Our Board can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.

We have designated 1,000,000 shares of Series A Preferred Stock, of which zero shares are issued and outstanding; 500,000 shares of Series B Preferred Stock, of which zero shares are issued and outstanding; and 500,000 shares of Series C Preferred Stock, of which 500,000 shares are issued and outstanding.

Undesignated Preferred Stock

Pursuant to our Articles of Incorporation, each share of our undesignated Preferred Stock has one hundred votes per share of undesignated Preferred Stock held.

Series A Preferred Stock

We have designated 1,000,000 shares of preferred stock as Series A Preferred Stock.

The Series A Preferred shares have the following rights and preferences:

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Each share of Series A Preferred Stock shall have voting rights as is determined by multiplying (a) the number of shares of Series A Preferred held by the holder, (b) the number of issued and outstanding shares of the Company’s Series A Preferred Stock and common stock on a fully-diluted basis, as of the record date of the vote, and (c) .0000015. Holders of shares of Series A Preferred Stock vote as a single class along with the holders of all the Company’s voting stock entitled to vote on such matters.

●	Each Series A Preferred share is convertible into five shares of the Company’s common stock.

●	A liquidation preference over all other holder of the Company’s common or preferred stock.

●

So long as any of the Series A Preferred shares are outstanding, the Company cannot take the following actions without the consent of the holders of 100% of the Series A Preferred shares: amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation or Bylaws; or create, authorize or issue any class, series or shares of any class of capital stock. The rights and preferences of the Series A Preferred stock cannot be amended without the majority vote of the holders of the Series A Preferred shares.

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                Series B Preferred Stock

We have designated 500,000 shares of preferred stock as Series B Preferred Stock.

The Series B Preferred shares have the following rights and preferences:

●

In any distributions, liquidation, dissolution, winding up, the right to receive assets of the Company pari passu and ratable with the holders of the Series C Preferred Stock, and senior to holders of Company common stock.

●	Each Series B Preferred share is convertible into one share of the Company’s common stock.

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The right to elect three directors to the Company’s Board (each, a “Series B Director”). Any Series B Director seat shall be considered vacant whether such vacancy exists by reason of a Series B director having never been elected to any such authorized seat(s), death, resignation, disqualification, removal or otherwise.

●	Each Series B Preferred share shall have 100 votes per share, and will vote as a single class along with the holders of all the Company’s voting stock entitled to vote on such matters.

●	The Series B Preferred Stock is non-transferable, subject to limited exceptions.

●

So long as any of the Series B Preferred shares are outstanding, the Company cannot take the following actions without the consent of the majority vote of the Series B Preferred shares: amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation or Bylaws; or create, authorize or issue any class, series or shares of any class of capital stock. The rights and preferences of the Series B Preferred stock cannot be amended without the majority vote of the holders of the Series B Preferred shares.

Series C Preferred Stock

We have designated 500,000 shares of preferred stock as Series C Preferred Stock.

The Series C Preferred shares have the following rights and preferences:

●

In any distributions, liquidation, dissolution, winding up, the right to receive assets of the Company pari passu and ratable with the holders of the Series C Preferred Stock, and senior to holders of Company common stock.

●	Each Series C Preferred share is convertible into one share of the Company’s common stock.

●

The right to elect four directors to the Company’s Board (each, a “Series C Director”). Any Series C Director seat shall be considered vacant whether such vacancy exists by reason of a Series C director having never been elected to any such authorized seat(s), death, resignation, disqualification, removal or otherwise.  In the event that holders of shares of the Series C Preferred elect four Series C Directors, then at least one of the Series C Directors shall be deemed “Independent” (as defined in the Certificate of Designation for the Series C Preferred Stock).

●	Each Series C Preferred share shall have 100 votes per share, and will vote as a single class along with the holders of all the Company’s voting stock entitled to vote on such matters.

●	The Series C Preferred Stock is non-transferable, subject to limited exceptions.

●

So long as any of the Series C Preferred shares are outstanding, the Company cannot take the following actions without the consent of the majority vote of the Series C Preferred shares: amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation or Bylaws; or create, authorize or issue any class, series or shares of any class of capital stock. The rights and preferences of the Series C Preferred stock cannot be amended without the majority vote of the holders of the Series C Preferred shares.

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Warrants

There are currently warrants outstanding to acquire an aggregate of 3,544,247 shares of the Company’s common stock at a weighted average exercise price of $0.65 per share.

Options

There are currently options outstanding to acquire an aggregate of 24,118,329 shares of the Company’s common stock at a weighted average exercise price of $0.013 per share.

Anti-Takeover Effects of Nevada Law and Our Amended Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Nevada law, our Articles of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Removal of Directors and Board Vacancies

Subject to any limitations imposed by applicable law, our Board is fixed at seven directors which is comprised of three Series B directors and four Series C directors. Any Series B or Series C director seats shall be considered vacant whether such vacancy exists by reason of a Series B or Series C director having never been elected to any such authorized seat(s), death, resignation, disqualification, removal or otherwise.  Any vacancy in the Series B director seats may only be filled by a majority of the holders of Series B Preferred Stock and any vacancy in the Series C director seats may only be filled by a majority of the holders of Series C Preferred Stock.  There is no requirement to fill any vacant Series B or Series C director seat provided, however, that the Board must be comprised of one (1) director, whether such director is a Series B or Series C director.

Stockholders Not Entitled to Cumulative Voting

The holders of common stock are not entitled to cumulative voting rights, unless the Company is subject to Section 2115(b) of the California General Corporation Law (“CGCL”). In the event the Company is or becomes subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (a) the names of such candidate or candidates have been placed in nomination prior to the voting and (b) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

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While the foregoing provisions of our Certificate of Incorporation and applicable law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board in the policies formulated by our Board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Blank Check Preferred Stock

Our Board has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Stockholder Meetings

Our Bylaws provide that a special meeting of stockholders may be called only by a majority of our Board, our president, or by one or more stockholders holding shares in the aggregate entitled to cast not less than a majority of the votes at any such meeting, as well as provided by further provided in our Bylaws.

Nevada Control Share Law

As a Nevada corporation, we are subject to certain provisions of the NRS that have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The NRS provides that specified persons who, with or through their affiliates or associates, own, or affiliates and associates of the subject corporation at any time within two years own or did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder, unless the combination meets all of the requirements of the articles of incorporation of the company, and: (i) the combination or transaction by which such person first became an interested stockholder was approved by the Board before they first became an interested stockholder; or (ii) such combination is approved by: (x) the Board; and (y) at an annual or special meeting of the stockholders (not by written consent), the affirmative vote of stockholders representing at least 60% of the outstanding voting power not beneficially owned by such interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

The provisions of Nevada law and our Articles of Incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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